UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐         Preliminary Proxy Statement

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☒         Definitive Proxy Statement

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☐         Soliciting Material under §240.14a-12

PULSE BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

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PULSE BIOSCIENCES, INC.

3957 Point Eden Way

Hayward, CA 94545

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m., Pacific Time, on June 6, 2024

Dear Pulse Biosciences, Inc. Stockholder:

You are cordially invited to attend our 2024 annual meeting of stockholders (the “Annual Meeting”), which will be held on June 6, 2024, at 8:00 a.m., Pacific Time.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, in April 2024, you will receive in the mail our Company’s Notice of Internet Availability of Proxy Materials (the “Notice”), which will provide you with instructions on how to access, via an Internet website, this Proxy Statement, the Company’s 2023 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year. Details regarding the business to be conducted at our Annual Meeting are described more thoroughly in the Notice and in the accompanying Proxy Statement. At the Annual Meeting, we will report on Company operations and the outlook for the year ahead. Directors and officers of the Company, as well as a representative of Deloitte & Touche LLP, the Company’s independent auditors, will be present to respond to any appropriate questions stockholders may have.

Once again, this year’s Annual Meeting will be conducted virtually via live audio webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PLSE2024. Please have your Notice or proxy card in hand when you visit the website. During the Annual Meeting, stockholders will be asked to vote on the following proposals, as more fully described in the Proxy Statement:

1.         To elect five directors from the nominees named in the accompanying Proxy Statement to hold office until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2.         To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

3.         To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 12, 2024 as the record date for the Annual Meeting. Only stockholders of record on April 12, 2024 are entitled to notice of, and to vote at, the Annual Meeting. It is important that your shares are represented and voted at the Annual Meeting. For specific voting instructions, please refer to the information provided in the Notice and in the Proxy Statement, together with your proxy card or the voting instructions you received with the Proxy Statement. Your vote must be received by 11:59 p.m., Eastern Time, on Wednesday, June 5, 2024.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we request that you submit your vote via the Internet, telephone or mail. Thank you for your continued support of Pulse Biosciences.

Sincerely,

Kevin P. Danahy

Chief Executive Officer

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TABLE OF CONTENTS

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PULSE BIOSCIENCES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m., Pacific Time, on June 6, 2024

GENERAL INFORMATION

We are providing you with this Proxy Statement and the enclosed form of proxy in connection with the solicitation by our Board of Directors for use at our 2024 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be conducted virtually via live audio webcast by visiting www.virtualshareholdermeeting.com/PLSE2024 on June 6, 2024 at 8:00 a.m., Pacific Time. This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about our voting procedures. As used herein, the terms “we,” “us,” “our,” “Pulse Biosciences,” and the “Company” all refer to Pulse Biosciences, Inc., a Delaware corporation.

This Proxy Statement and the accompanying proxy card or voting instruction form will first be made available to our stockholders on or about April 25, 2024. See the section entitled “Fiscal Year 2023 Annual Report and SEC Filings” for information on accessing our 2023 Annual Report to Stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website addressed in this Proxy Statement are inactive textual references only.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give your proxy the authority to vote your shares by submitting the enclosed proxy card, or if available, voting by telephone or the Internet. We have designated Kevin P. Danahy, our President and Chief Executive Officer, and Darrin R. Uecker, our Chief Technology Officer, to serve as proxies for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

Proposal 1: To elect five directors from the nominees named in this Proxy Statement to hold office until our 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to their earlier resignation or removal;

Proposal 2: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

To vote on such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

●	“FOR” the election of the five directors nominated by our Board of Directors and named in this Proxy Statement; and

●	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 12, 2024, which we refer to as the record date, may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held by them, her, him, or it as of the record date. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them, her, him, or it on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.

A complete list of these stockholders will be available at www.virtualshareholdermeeting.com/PLSE2024 for ten days prior to the Annual Meeting. A stockholder may examine this list for any legally valid purpose related to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if, at the close of business on the record date, your shares were registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., our transfer agent. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.

Beneficial Owner. In contrast, you are a beneficial owner if, at the close of business on the record date, your shares were held by a brokerage firm, bank or other nominee and not in your name. Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. However, because a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Please see the section of this Proxy Statement entitled “What if I do not specify how my shares are to be voted?” on page 3 for more information.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

The Annual Meeting will be a virtual audio meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on April 12, 2024 or if you hold a valid proxy for the Annual Meeting.

To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 8:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

How do I ask questions during the Annual Meeting?

We are committed to ensuring our stockholders have the same rights and opportunities to participate in the Annual Meeting as if it were held in a physical location. If you wish to submit a question during the meeting, you may log into www.virtualshareholdermeeting.com/PLSE2024 and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and then click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters are not pertinent to meeting matters and therefore will not be answered at the Annual Meeting.

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/PLSE2024.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

●

By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.

●

By telephone or via the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the Notice or proxy card. We recommend that you have your Notice or proxy card in hand when voting by telephone or via the Internet. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day; however, votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 5, 2024.

Beneficial Owners. If you are a beneficial owner of your shares, you will receive voting instructions from the broker, bank or other nominee holding your shares. You should follow the voting instructions provided by your broker, bank or nominee in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee. Shares held beneficially may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee giving you the right to vote the shares.

Whether or not you plan to attend the Annual Meeting, we request that you vote by proxy to ensure your vote is counted. To vote, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record or included with your voting instructions received from your broker, bank or other nominee if you hold your shares of common stock in a “street name.”

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	signing and returning a new proxy card with a later date;

●	entering a new vote by telephone or via the Internet by 11:59 p.m., Eastern Time, on June 5, 2024;

●	delivering a written revocation to our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward CA 94545 by 8:00 p.m., Eastern Time, on June 5, 2024; or

●	following the instructions at www.virtualshareholdermeeting.com/PLSE2024.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow its instructions on changing your vote.

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

●

“FOR” the election of the five directors nominated by our Board of Directors and named in this Proxy Statement for a one-year term and until their successors are duly elected and qualified, subject to their earlier resignation or removal; and

●	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

●	In the discretion of the named proxies regarding any other matters properly presented for vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide your broker, bank or other nominee with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on each particular matter presented. Under the rules of The Nasdaq Stock Market, brokers, banks and other nominees do not have discretion to vote on non-routine matters, such as Proposal 1, absent direction from you. Therefore, if you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares on Proposal 1.

What constitutes a quorum, and why is a quorum required?

A quorum is the minimum number of shares required to be present at the Annual Meeting for it to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As of the close of business on the record date of April 12, 2024, we had 55,225,333 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 27,612,666 shares of common stock must be represented at the Annual Meeting to constitute a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?

Brokers, banks or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker, bank or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present and entitled to vote (Proposal 2).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of directors	Plurality of votes cast	No
Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	Majority of the shares entitled to vote and present (including by proxy)	Yes

With respect to Proposal 1, you may vote FOR or AGAINST any of the nominees for election as a director, or you may ABSTAIN from voting on any nominee. The election of directors requires a plurality vote of the shares of our common stock present, including by proxy, at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of FOR votes are elected as directors. As a result, any shares not voted FOR a particular nominee (whether as a result of a vote AGAINST, a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on this proposal, the abstention will have the same effect as a vote AGAINST Proposal 2.

Who will count the votes?

Broadridge Corporate Issuer Solutions, Inc., our transfer agent, has been engaged to receive and tabulate stockholder votes. Broadridge will separately tabulate FOR and AGAINST votes, abstentions, and broker non-votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet by our personnel who will not receive additional compensation for such solicitation. In addition, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8‑K to be filed with the Securities and Exchange Commission (the “SEC”) after the Annual Meeting.

What does it mean if I receive more than one set of printed materials?

If you receive more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each set of printed materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one Notice card and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to, or wish to begin, householding may notify our Investor Relations Department at 510-241-1077 or IR@pulsebiosciences.com or by writing to Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Beneficial owners may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals for 2025 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2025 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934 (the “Exchange Act”) is December 15, 2024, except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545, by close of business on the required deadline, in order to be considered for inclusion in our proxy materials for the 2025 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2025 Annual Meeting

Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders in accordance with the requirements of our bylaws as in effect from time to time. For the 2025 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545, not later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, before the one-year anniversary of the date on which we first mailed proxy materials or a notice of availability of proxy materials (whichever is earlier) for the previous year’s annual meeting. However, if the 2025 annual meeting of stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the 2024 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2025 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2025 annual meeting of stockholders, or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our bylaw provisions for additional information and requirements. A copy of our current bylaws has been filed with our Annual Report on Form 10-K for the year ended December 31, 2023 and may be obtained by writing to our Corporate Secretary at the address listed in our proxy materials.

CORPORATE GOVERNANCE

Overview

Our Board of Directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and assures that the long-term interests of the stockholders are being served. Our Board of Directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. We believe that good governance leads to high board effectiveness, promotes the long-term interests of our stockholders, strengthens the accountability of our Board of Directors and management, and improves our standing as a trusted member of the communities we serve.

Board Leadership Structure

Our Board of Directors believes that the roles of Chief Executive Officer and Board Chairman or Executive Chairman, as applicable, may be filled by the same or different individuals. This allows our Board of Directors to have the flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and our Board of Directors’ assessment of our leadership, from time to time. Our Board of Directors believes that, at this time, it is in the best interests of our Company and our stockholders to separate these roles and for Kevin P. Danahy to serve as our Chief Executive Officer and for Robert W. Duggan, our majority stockholder, to serve as Executive Chairman of the Board of Directors.

Our Board of Directors has determined that the separation of the roles of Executive Chairman of the Board of Directors and Chief Executive Officer is appropriate at this time as it allows both our Chief Executive Officer and Executive Chairman to focus on management responsibilities and corporate strategy, while allowing our Executive Chairman to also focus on leadership of the Board of Directors, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the members of our Board of Directors and the Chief Executive Officer. Our Executive Chairman presides over all Board meetings and works with our Chief Executive Officer to develop agendas for meetings of the Board of Directors. He also works with the Board of Directors to drive decisions about particular strategies and policies and, in concert with the independent committees of the Board of Directors, facilitates a performance evaluation process of the Board of Directors.

Additionally, in March 2023, our Board of Directors appointed Manmeet S. Soni as its Lead Independent Director. As Lead Independent Director, Mr. Soni serves as a liaison between the Executive Chairman of the Board of Directors and the other independent directors and is responsible for leading any meetings of the independent directors, among other things. In the absence of both our Executive Chairman and our Lead Independent Director at a meeting of the Board of Directors, Mr. Danahy presides over the meeting, whereas during executive sessions of the independent directors, an independent director in attendance presides over the meeting and provides feedback from the executive session to the Executive Chairman, Chief Executive Officer and other senior management.

The Board of Director’s Role in Risk Oversight

Our management has day-to-day responsibility for identifying risks facing us, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, our stockholders, and other stakeholders. Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and the Company's independent auditor risks associated with our internal controls and procedures for financial reporting and the steps management has taken to monitor and mitigate these exposures; our Audit Committee also oversees the management of other risks, including those associated with credit risk, and it oversees our comprehensive compliance program, which covers subjects such as cybersecurity, privacy, anti-kickback compliance, and prohibitions against insider trading. Our Compensation Committee oversees the management of risks associated with our compensation policies, plans and practices. Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and the composition and organization of the Board of Directors.

Management and other employees report to the Board of Directors and/or to the relevant committees, from time to time, on risk-related issues.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Dr. Zanganeh, Ms. Spray, and Messrs. Duggan, Soni, and van den Broek, representing five of our six currently serving directors, is “independent,” as that term is defined under the rules of The Nasdaq Stock Market, and none of these directors has or has had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has also determined that (i) Messrs. Soni and van den Broek and Ms. Spray, who comprise our Audit Committee, (ii) Messrs. Soni, Duggan and van den Broek, who comprise our Compensation Committee, and (iii) Messrs. Soni and Duggan, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules, including Rule 10A-3 of the Exchange Act, and the rules of The Nasdaq Stock Market. In making this determination, our Board of Directors considered the relationships that each non-employee director has or has had with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

The Board of Directors believes that the independence of the members of the Board of Directors satisfies the independence standards established by applicable SEC rules and the rules of The Nasdaq Stock Market.

Director Nominations

Candidates for nomination to our Board of Directors are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, and our Certificate of Incorporation and bylaws. The Nominating and Corporate Governance Committee endeavors to evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. Our Board of Directors has adopted Corporate Governance Guidelines and the Nominating and Corporate Governance Committee has adopted Policies and Procedures for Director Candidates which set out, among other things, that the Nominating and Corporate Governance Committee considers factors such as character, integrity, judgment, diversity of experience (including age, gender, international background, race and professional experience), independence, area of expertise, length of service, potential conflicts of interest, other commitments and the like. The Nominating and Corporate Governance Committee considers the following minimum qualifications to be satisfied by any nominee to the Board of Directors: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing members of the Board of Directors; the ability to assist and support management and make significant contributions to our success; and an understanding of the fiduciary responsibilities that is required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Based on the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors selects director nominees and recommends them for election by our stockholders, and also fills any vacancies that may arise between annual meetings of stockholders.

As a publicly held corporation based in California and listed on The Nasdaq Stock Market, the Company is subject to certain laws and listing requirements that mandate gender and other diversity on its board of directors, such as requirements to have a minimum number of directors from underrepresented communities. These requirements can be found at Nasdaq Listing Rule 5605(f)(4) and California Corporations Code sections 301.3 and 301.4. Currently, the Company is not in compliance with all of these requirements. However, the Nominating and Corporate Governance Committee considers director candidates with these requirements in mind and director recruitment efforts are continuing.

Moreover, the Nominating and Corporate Governance Committee will consider director candidates who are proposed by our stockholders in accordance with our bylaws, our Nominating and Corporate Governance Committee’s Policies and Procedures for Director Candidates and other procedures established, from time to time, by the Nominating and Corporate Governance Committee. If you would like the Nominating and Corporate Governance Committee to consider a prospective director candidate, please follow the procedures in our bylaws and submit the candidate’s name and qualifications to: Corporate Secretary, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

In April 2024, Shelley Spray agreed not to stand for reelection to our Board of Directors. The Nominating and Corporate Governance Committee concurred with Ms. Spray’s decision, which was not the result of any disagreement or concern about the Company or her service as a director.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers, and directors. Our code of business conduct and ethics is available on the Investor Relations page of our website at www.pulsebiosciences.com under “Corporate Governance.” We will post amendments to, or waivers of, our code of business conduct and ethics on the same website.

Communication with the Board of Directors

Any stockholder communication with our Board of Directors or individual directors should be directed to Pulse Biosciences, Inc., c/o Corporate Secretary, 3957 Point Eden Way, Hayward, CA 94545. The Corporate Secretary will forward these communications, as appropriate, directly to our director(s). The independent directors of the Board of Directors review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. During fiscal year 2023, our Board of Directors held nine meetings, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

The names of our director nominees and directors, their ages as of December 31, 2023, and certain other information about them are set forth below:

Name	Age	Position
Robert W. Duggan	79	Executive Chairman of the Board of Directors
Manmeet S. Soni	46	Director
Shelley D. Spray	59	Director
Darrin R. Uecker	58	Director and Chief Technology Officer
Richard A. van den Broek	57	Director
Mahkam Zanganeh, D.D.S.	53	Director

The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes, and skills that led our Board of Directors to conclude that they should serve on the Board of Directors, are described below.

There are no family relationships among any of our directors or executive officers.

Robert W. Duggan was appointed to our Board of Directors, as its Chairman, in November 2017, and he has served as the Executive Chairman of our Board of Directors since September 2022. Mr. Duggan is currently co-Chief Executive Officer of Summit Therapeutics Inc., a company developing Ivonescimab for the treatment of lung cancer and other medicinal therapies intended to improve quality of life, increase potential duration of life, and resolve serious unmet medical needs, as well as its Executive Chairman, a position he has held since February 2020, and its majority stockholder. Since 2016, Mr. Duggan has also been Chief Executive Officer of Duggan Investments, Inc., a venture capital and public equity investment firm primarily focused on patient-friendly breakthrough solutions to complex diseases of aging. From September 2007 through its acquisition by AbbVie Inc. in May 2015, Mr. Duggan was a member of the board of directors of Pharmacyclics, Inc., a developer of small-molecule medicines for the treatment of cancers. Mr. Duggan was also the Chairman and Chief Executive Officer of Pharmacyclics, from September 2008 to May 2015, as well as its largest investor. From 1990 to 2003, Mr. Duggan was Chairman of the Board of Directors of Computer Motion, Inc. and, from 1997 to 2003, he served as its Chief Executive Officer. In June 2003, Computer Motion merged with Intuitive Surgical Inc. After Intuitive Surgical’s acquisition of Computer Motion, from 2003 to 2011, Mr. Duggan served on the board of directors of Intuitive Surgical. Mr. Duggan received a U.S. Congressman’s Medal of Merit from Ron Paul in 1985 and in 2000 he was named a Knight of the Legion D’Honor by President Jacques Chirac of France. He is a member of the University of California at Santa Barbara Foundation board of trustees.

Mr. Duggan was appointed as a director because of his significant combined service as Chief Executive Officer of multiple innovative health care companies and career spanning over 30 years as a venture investor and advisor for a broad range of companies, and extensive expertise in vision, strategic development, planning, finance, and management.

Manmeet S. Soni was appointed to our Board of Directors in November 2017. Since October 2023, Mr. Soni has been the Chief Operating Officer of Summit Therapeutics, Inc. Prior to this, Mr. Soni was the President, Chief Operating Officer, and Chief Financial Officer of Reata Pharmaceuticals, Inc., a pharmaceutical company focused on developing small molecule therapeutics for the treatment of severe life-threatening diseases. Mr. Soni joined Reata in August 2019, as Chief Financial Officer, Executive Vice President and was promoted in June 2020 to Chief Operating Officer and Chief Financial Officer, Executive Vice President of Reata. Prior to joining Reata Pharmaceuticals, Mr. Soni was the Senior Vice President and Chief Financial Officer of Alnylam Pharmaceuticals Inc. from May 2017 to August 2019. From March 2016 to February 2017, Mr. Soni served as Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a biopharmaceutical company, when ARIAD was acquired by Takeda Pharmaceutical Company Limited. Mr. Soni continued as an employee of ARIAD through May 2017. Previously, he served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company, until its acquisition by AbbVie in May 2015, after which he supported AbbVie during the post-acquisition transition through September 2015. Prior to joining Pharmacyclics, Mr. Soni worked at Zeltiq Aesthetics Inc., a publicly held medical technology company as Corporate Controller. Prior to Zeltiq, Mr. Soni worked at PricewaterhouseCoopers in the life science and venture capital group. Prior to that, he worked at PricewaterhouseCoopers India providing audit and assurance services. Mr. Soni has served as a member of the board of directors of Summit Therapeutics Inc., since December 2019. Mr. Soni has also served as a member of the board of directors of Arena Pharmaceuticals, Inc. from Dec 2018 to June 2021. Mr. Soni is a Certified Public Accountant and Chartered Accountant from India.

Mr. Soni was appointed as a director because of his extensive experience in the life sciences industry and his financial and accounting expertise.

Shelley D. Spray has served as a director since November 2021. Ms. Spray currently serves as Chief Education & Brand Officer of Summit Therapeutics Inc. Ms. Spray has had over 25 years of experience in the healthcare industry holding multiple executive roles, including Chief Marketing Officer of Aesthera Corporation (acquired by Solta Medical), where she focused on growth strategies and commercialization of their Isolaz photopneumatic system from 2006 to 2008, and Vice President of Worldwide Marketing at Xlumena Inc. (acquired by Boston Scientific), where she led the development of its launch strategy for its endoscopic ultrasound guided transluminal system. Before this, Ms. Spray was Vice President of Worldwide Marketing at Intuitive Surgical (NASDAQ: ISRG) where she led early commercialization strategies into the U.S. and international markets. In the late 1990s, Mr. Spray was Vice President and General Manager of the Radiosurgery and StealthNet Divisions of Medtronic, Inc. At Medtronic, she rebuilt infrastructure, redefined divisional focus, and developed B2B and B2C strategies for minimally invasive brain tumor treatments. Ms. Spray has been honored with many awards including a prestigious Telly Award and a Business Week Magazine Bronze award for product development and design. Ms. Spray received a B.S. in Business, Magna Cum Laude, Beta Gamma Sigma, from Arizona State University and graduated from the Competitive Strategic Marketing Program of Columbia University’s Executive School of Business.

Ms. Spray was appointed as a director because of her extensive experience in product development and marketing in the life science field.

Darrin R. Uecker has been a director since September 2015 and our Chief Technology Officer since September 2022. Previously, he served as our Chief Executive Officer for seven years, as the Company developed and launched its first product, the CellFX System. Mr. Uecker has over 25 years of experience in the medical device field. From January 2014 to September 2015, Mr. Uecker was the President and Chief Operating Officer of Progyny, Inc., a company that developed Eeva™, the world’s first automated time-lapse system for embryo selection during in-vitro fertilization. From June 2009 to January 2014, Mr. Uecker was the Chief Executive Officer and President as well as a director of Gynesonics, Inc., a company that developed a novel medical device for the treatment of symptomatic uterine fibroids using ultrasound guided radiofrequency ablation. Prior to that, Mr. Uecker served in a variety of executive level roles, including as a Senior Vice President at CyperHeart, Inc. (June 2008 to June 2009), a company that developed an external beam radiation platform for the treatment of heart arrhythmias, a Senior Vice President at Conceptus, Inc. (May 2007 to June 2008), and as Chief Technology Officer at RITA Medical Systems, Inc. (January 2004 to January 2007), a medical device oncology company focused on ablative therapies. Mr. Uecker holds a M.S. degree in Electrical and Computer Engineering from the University of California at Santa Barbara.

Mr. Uecker was appointed as a director due to his practical experience and leadership in technical, engineering and executive roles in the medical device industry.

Richard A. van den Broek was appointed to our Board of Directors in August 2020. Mr. van den Broek currently serves as managing partner of HSMR Advisors, LLC, a position he has held since February 2004, and has served as a director of Cogstate Ltd since 2009. Mr. van den Broek previously served on the boards of directors of Pharmacyclics, Inc. from December 2009 to April 2015, Response Genetics, Inc., from December 2010 to September 2015, Special Diversified Opportunities, Inc., from March 2008 to October 2015, and Celldex Therapeutics, Inc., from December 2014 to December 2016. Mr. van den Broek received an A.B. from Harvard University and is a Chartered Financial Analyst.

Mr. van den Broek was appointed as a director because of his extensive experience in the biotechnology sector and deep understanding of the global pharmaceutical market.

Mahkam “Maky” Zanganeh, D.D.S. was appointed as a director in February 2017, and is currently co-Chief Executive Officer of Summit Therapeutics Inc., as well as the Founder/CEO of Maky Zanganeh and Associates, which provides consulting and executive management services to businesses in the areas of product development, research, transactions, and commercialization. Previously, from August 2012 to September 2015, she served as the Chief Operating Officer of Pharmacyclics Inc. She also served as Chief of Staff and Chief Business Officer of Pharmacyclics, from December 2011 to July 2012, and Vice President, Business Development, from August 2008 to November 2011. Prior to joining Pharmacyclics, Dr. Zanganeh served as President Director General (2007–2008) for the French government bio-cluster project initiative in France, establishing alliances and developing small life science businesses regionally. From September 2003 to August 2008, Dr. Zanganeh served as Vice President of Business Development for Robert W. Duggan & Associates. Dr. Zanganeh also served as worldwide Vice President of Training & Education (2002–2003) and President Director General for Europe, Middle East and Africa (1998–2002) for Computer Motion Inc. Dr. Zanganeh received a DDS degree from Louis Pasteur University in Strasbourg, France and an MBA from Schiller International University in France.

Dr. Zanganeh was appointed as a director because of her years of executive and operational experience in the life sciences industry.

Board Committees

Presently, our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee all operate under charters approved by our Board of Directors, which charters are available on the Investors Relations page of our website at www.pulsebiosciences.com under “Corporate Governance.” Our Board of Directors, from time to time, establishes additional committees to address specific needs.

The following table sets forth (i) the three standing committees of our Board of Directors, (ii) the current members of each committee, and (iii) the number of meetings held by each committee in fiscal year 2023:

Name	Audit	Compensation	Nominating and Corporate Governance
Robert W. Duggan		X	X
Manmeet S. Soni	X	X	X
Shelley D. Spray	X
Richard A. van den Broek	X	X
Number of meetings held during 2023	6	6	0(1)

This table updates information in a similar table included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(1)	Given the timing of the Annual Meeting, the Nominating and Corporate Governance Committee discussed director nominations in the first quarter of 2024.

Our Corporate Governance Guidelines set out that all directors are expected to attend our annual meeting of stockholders. All of the current Board members who were members of the Board at our 2023 annual stockholder meeting attended the meeting.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

●	reviewing and monitoring our corporate financial reporting and the external audit;

●	providing to our Board of Directors the results of its observations and recommendations derived therefrom;

●	outlining to our Board of Directors improvements made, or to be made, in internal accounting controls;

●	selecting and supervising the independent auditors;

●	overseeing our comprehensive compliance program;

●	preparing the Audit Committee’s report required by the SEC rules to be included in this Proxy Statement; and

●

providing to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial, reporting and compliance matters that require the attention of our Board of Directors.

The members of our Audit Committee are Ms. Spray and Messrs. Soni and van den Broek and Mr. Soni serves as our Audit Committee chair. Our Board of Directors has determined that each member of our Audit Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market. We believe that the composition of our Audit Committee meets the requirements for independence under, and the functioning of our Audit Committee complies with, all applicable requirements of The Nasdaq Stock Market and SEC rules and regulations. In addition, our Board of Directors has determined that each of Messrs. Soni and van den Broek and Ms. Spray meets the financial literacy requirements under the rules of The Nasdaq Stock Market and the SEC and that Mr. Soni qualifies as an Audit Committee financial expert as defined under SEC rules and regulations.

Compensation Committee

Our Compensation Committee oversees our corporate compensation policies, plans and programs. Our Compensation Committee is responsible for, among other things:

●

reviewing and approving, or recommending to our Board of Directors for approval, corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our Chief Technology Officer, evaluating their performance in light of those goals and objectives, and determining and approving, or recommending to our Board of Directors for approval, their compensation based on this evaluation and such other factors as the Compensation Committee or our Board of Directors, as applicable, deem appropriate;

●

reviewing and approving, or making recommendations to our Board of Directors with respect to, non-Chief Executive Officer compensation, and incentive-compensation and equity-based plans that are subject to our Board of Director’s approval;

●	providing oversight of our compensation policies and plans and benefits programs, and overall compensation philosophy;

●	administering our equity compensation plans for its executive officers and employees and the granting of equity awards pursuant to such plans or outside of such plans; and

●	preparing the report of the Compensation Committee required by the rules and regulations of the SEC.

The members of our Compensation Committee are Messrs. Soni, Duggan and van den Broek. Mr. Soni serves as the chair of our Compensation Committee. Our Board of Directors has determined that each member of our Compensation Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, all applicable requirements of The Nasdaq Stock Market and SEC rules and regulations.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	reviewing and making recommendations to our Board of Directors on matters concerning corporate governance;

●	reviewing and making recommendations to our Board of Directors on matters regarding the composition of our Board of Directors;

●	identifying, evaluating and nominating candidates for our Board of Directors; and

●	recommending appointments to committees of our Board of Directors and chairpersons for such committees.

The members of our Nominating and Corporate Governance Committee are Messrs. Duggan and Soni. Mr. Soni serves as chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market.

Director Compensation

Employee directors are not compensated for providing Board of Director services in addition to their regular employee compensation.

For 2023, the non-employee members of the Board of Directors were compensated as follows:

Cash compensation: Each non-employee member of the Board received the following cash compensation (the “Retainer Cash Payments”):

●	an annual retainer for each member of the Board of $40,000 paid in equal quarterly installments;

●

the members of our Audit, Compensation and Nominating and Corporate Governance Committees were eligible to receive an additional annual retainer of $10,000, $6,500, and $5,000, respectively, for their service on each Committee;

●	the Chair of the Audit, Compensation and Nominating and Corporate Governance Committees were eligible to receive annual retainers of $20,000, $12,750, and $10,000, respectively; and

●	the Chairman of the Board was eligible to receive an additional annual retainer of $27,300.

In March 2023, the Board of Directors amended the Company’s Outside Director Compensation Policy to provide the Lead Independent Director with an annual service fee of $80,000, payable on a quarterly basis consistent with the amended policy.

We reimbursed our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Pursuant to our compensation policy for independent directors, each non-employee director may elect to convert all or a portion of his or her Retainer Cash Payments into a number of options (the “Retainer Option,” and such election, a “Retainer Option Election”). The number of shares subject to a Retainer Option will be equal to (i) the product of (A) the dollar value of the aggregate Retainer Cash Payments that the non-employee director elects to forego over the course of a specified period covered by a Retainer Option Election in favor of receiving a Retainer Option multiplied by (B) three, divided by (ii) the fair market value of a share on the date of grant of the Retainer Option, provided that the number of shares covered by such Retainer Option shall be rounded to the nearest whole share.

Equity Compensation: Pursuant to our compensation policy for independent directors, each new non-employee director receives a stock option grant to purchase 32,500 shares of our common stock under the terms of the then in effect equity compensation plan. These initial awards will vest over three years, with one-third of the shares subject to the option vesting on the one-year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided such non-employee director continues to serve as a director through each vesting date. In addition, each non-employee director is eligible to automatically received an annual stock option grant to purchase 20,000 shares of our common stock on the date of the annual meeting beginning on the date of the first annual meeting that is held after such non-employee director receives his or her initial award, provided such non-employee director continues to serve as a director through such date. Such annual awards vest monthly over one year, provided such non-employee director continues to serve as a director through each vesting date.

In the event of a “change in control,” the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met, provided the non-employee director remains a director through the date of such change in control.

The following table sets forth information concerning compensation paid or earned for services rendered to us by the non-employee members of our Board of Directors for the fiscal year ended December 31, 2023. Information about the compensation paid to Mr. Uecker is included in the section entitled, “Executive Compensation” and excluded from the table below:

Name	Fees earned or paid in cash ($)	Option Awards ($)(1)	Total ($)
Robert W. Duggan	—	$257,413	$257,413
Manmeet S. Soni	$94,096	$85,970	$180,066
Shelley D. Spray	$37,500	$85,970	$123,470
Richard A. van den Broek	—	$208,894	$208,894
Mahkam Zanganeh	—	$172,997	$172,997

This table updates information in a similar table included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(1)

Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

The aggregate number of shares subject to stock options outstanding and exercisable at December 31, 2023 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2023	Aggregate Number of Stock Options Exercisable as of December 31, 2023
Robert W. Duggan	174,039	145,839
Manmeet S. Soni	308,885	300,551
Shelley D. Spray	107,547	89,281
Richard A. van den Broek	209,262	186,684
Mahkam Zanganeh	223,839	205,421

This table updates information in a similar table included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has nominated Robert W. Duggan, Manmeet S. Soni, Darrin R. Uecker, Richard A. van den Broek, and Mahkam Zanganeh for election at the Annual Meeting to terms expiring at the 2025 annual meeting of stockholders. Please refer to “Board of Directors and Committees of the Board” section above for the nominees’ biographies.

The five nominees receiving the highest number of votes will be elected at the Annual Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Summary information regarding our nominees is set forth below, as of December 31, 2023.

Name	Age	Position	Director Since
Robert W. Duggan	79	Co-Chief Executive Officer of Summit Therapeutics Inc. and Chief Executive Officer of Duggan Investments, Inc.	2017
Manmeet S. Soni	46	Chief Operating Officer of Summit Therapeutics Inc.	2017
Darrin R. Uecker	58	Chief Technology Officer of Pulse Biosciences, Inc.	2015
Richard A. van den Broek	57	Managing Partner of HSMR Advisors, LLC	2020
Mahkam Zanganeh, D.D.S.	53	Co-Chief Executive Officer of Summit Therapeutics Inc. and Founder/Chief Executive Officer of Maky Zanganeh and Associates	2017

There is no family relationship among any of the nominees, directors and/or any of our executive officers, however, Mr. Duggan and Dr. Zanganeh have a personal relationship with each other. Three of our director nominees are officers of Summit Therapeutics Inc., a company controlled by Robert Duggan, its majority stockholder. Our executive officers serve at the discretion of the Board of Directors. Further information about our directors is provided in the “Board of Directors and Committees of the Board” section above.

Vote Required

The election of directors is by plurality vote, which means that the five (5) directors who receive the highest number of votes will be elected to our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR”

ALL FIVE NOMINEES TO SERVE AS OUR DIRECTORS

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2024 and recommends that stockholders vote in favor of the ratification of such appointment. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP representatives are expected to attend the Annual Meeting virtually. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR”

THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AUDITOR SERVICES AND FEES

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Auditor Fees

The following table sets forth the approximate aggregate fees billed to us by Deloitte & Touche LLP in fiscal years 2023 and 2022 (in thousands):

Fee Category	2023	2022
Audit Fees	$733	$610
Audit-related Fees	34	30
All Other Fees	34	26
Total	$801	$666

Audit Fees consisted of professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K and quarterly review of our financial statements included in our Quarterly Reports on Form 10-Q. This category also includes advice on accounting matters that arose during the audit or the review of interim financial statement.

Audit-Related Fees consisted of professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These include services rendered in connection with comfort letters related to our ATM offering and consents related to registration statements.

All Other Fees consisted of expense reimbursements and the subscription to an online technical tool.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Deloitte & Touche LLP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, and any member of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us, where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible, then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our Audit Committee considers the facts and circumstances available and deemed relevant by our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Audit Committee has reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000, including employment of executive officers, director compensation, certain transactions with other organizations at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that organization’s shares, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions, and certain banking-related services.

Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed in this Proxy Statement in the sections titled “Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●

any of our directors, nominees for director, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

D&O Insurance

In May 2022, the Company determined not to renew its annual director and officer liability insurance policy due to disproportionately high premiums quoted by insurance companies. Instead, on May 31, 2022, the Company and Robert W. Duggan, the Company's Executive Chairman, entered into a letter agreement (the “Letter Agreement”) pursuant to which Mr. Duggan agreed with the Company to personally provide indemnity coverage for a one-year period. The Company paid a fee of $1.0 million to Mr. Duggan on May 31, 2023, the last day of the one-year period, in consideration of the obligations set forth in the Letter Agreement.

In May 2023, the Company secured director and officer liability insurance from third-party insurance carriers through a brokered transaction.

Duggan Term Loans

In September 2022 we entered into the 2022 Loan Agreement with Robert W. Duggan, our majority stockholder and Executive Chairman, in connection with Mr. Duggan lending the principal sum of $65.0 million to the Company. The Loan Agreement bore interest at a rate per annum equal to 5.0%, payable quarterly commencing on January 1, 2023, with the principal sum payable on March 20, 2024. On March 17, 2023, the Company and Mr. Duggan amended certain terms of the Loan Agreement. There were no changes to the interest rate, but the principal sum repayment date was changed to September 30, 2024. During the year ended December 31, 2023, we made cash payments of $1.7 million for accrued interest on the loan, and recorded an additional $1.1 million of interest expense in relation to the 2022 Loan Agreement. On April 30, 2023, we entered into a Securities Purchase Agreement with Mr. Duggan, pursuant to which the Company agreed to issue and sell to Mr. Duggan 10,022,937 shares of the Company’s common stock, par value $0.001 per share, in a Private Placement, at a price per share of $6.51. These shares were paid for through the cancellation of the amounts then owed by us under the 2022 Loan Agreement, the principal sum of $65.0 million and all accrued and unpaid interest outstanding, which totaled approximately $0.2 million as of April 30, 2023. The parties completed the Private Placement on May 9, 2023 and, upon closing and satisfaction of the outstanding debt, the 2022 Loan Agreement terminated, without early termination fees or penalties being owed by us. No additional amounts are owed to Mr. Duggan under the 2022 Loan Agreement.

Financings

Mr. Duggan oversubscribed in the rights offerings conducted by the Company in 2022. In the rights offering that closed in June 2022, Mr. Duggan purchased 5,764,188 shares of Company common stock and warrants to purchase up to an additional 5,764,188 shares of Company common stock.

As of March 20, 2024, Mr. Duggan is the beneficial owner of approximately 69% of our outstanding common stock.

Registration Rights Agreements

We are party to registration rights agreements and securities purchase agreements which provide, among other things, that certain holders of our outstanding common stock, including Robert W. Duggan and Mahkam Zanganeh, have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

Other Transactions

We have granted stock options to our executive officers and our directors. See the sections titled “Director Compensation” and “Executive Compensation” for a description of these stock options. In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers. We have also entered into indemnification agreements with each of our directors, officers, and other executives. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 12, 2024 with respect to the beneficial ownership of our common stock by (i) each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings or information provided to us by such person; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled, “Summary Compensation Table” under the section entitled, “Executive Compensation;” and (iv) all directors and executive officers as a group. As of April 12, 2024, there were 55,225,333 shares of our common stock issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, California 94545.

Name and address of beneficial owner	Number of Shares Owned(1)	Right to Acquire Shares(2)	Total Beneficial Ownership	Percent of Class(3)
5% Stockholders:
Robert W. Duggan(4)	37,827,813	174,039	38,001,852	68.6%

Named executive officers and directors:
Kevin P. Danahy	35,887	212,500	248,387	(*)
Robert W. Duggan(4)	37,827,813	174,039	38,001,852	68.6%
Mitchell E. Levinson(5)	100,229	194,358	294,587	(*)
Manmeet S. Soni	—	308,885	259,883	(*)
Shelley D. Spray	—	102,130	62,534	(*)
Darrin R. Uecker	151,461	742,382	877,636	1.6%
Richard A. van den Broek	—	209,262	209,262	(*)
Mahkam Zanganeh, D.D.S.(6)	752,985	223,839	976,824	1.8%

All executive officers and directors as a group (8 people)	38,868,375	2,167,395	41,035,770	71.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Excludes shares that may be acquired through the exercise of outstanding stock options or the vesting of restricted stock units or other equity awards.
(2)

Represents shares issuable within 60 days after April 12, 2024 upon exercise of exercisable options; however, unless otherwise indicated, these shares do not include any equity awards awarded after April 12, 2024.

(3)	For purposes of calculating the Percent of Class, shares that the person or entity had a right to acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.
(4)	Based on information obtained from Mr. Duggan. Includes 351,565 shares owned by Genius Inc. and 492,069 shares owned by Blazon Corporation, both of which Mr. Duggan is the sole stockholder.
(5)	Includes (a) 9,135 shares owned by Andrea Bloom, Mr. Levinson’s spouse, and (b) 10,741 shares owned by four other immediate family members.
(6)	Includes (a) 27,000 shares owned by Mahin Zanganeh, Dr. Zanganeh’s mother, (b) 14,000 shares are owned by Mahshad Zanganeh, Dr. Zanganeh’s sister, and (c) 107,074 shares owned by a dependent minor.

EXECUTIVE OFFICERS

Biographical data for our current executive officers, including their ages as of December 31, 2023, is set forth below.

Kevin P. Danahy, age 53, has served as our Chief Executive Officer since September 2022, and previously he served as our Chief Commercial Officer. Mr. Danahy has more than 20 years of senior management experience building and managing strategic commercial organizations for medical technology companies. Prior to joining Pulse Biosciences, Mr. Danahy most recently served as President of Solmetex, a medical device company focused on manufacturing environmental waste management products for the dental industry, from January 2019 to February 2022. From August 2017 to January 2019, Mr. Danahy held roles at Zimmer Biomet (NYSE: ZBH), a global medical device company with a comprehensive portfolio of robotic technologies, including Vice President of Global Emerging Technologies and Specialty Sales, in which he was responsible for leading the global launch and commercialization of Zimmer’s new bionic surgical arm technology. Before his time at Zimmer, Mr. Danahy served as Sr. Director at Intuitive Surgical, where he successfully transformed the sales leadership training program. Early in his career, he served in commercial leadership roles at both Medtronic and Johnson & Johnson. Mr. Danahy holds an M.S. degree from Tufts University.

Darrin R. Uecker, age 58, has been a director since September 2015 and our Chief Technology Officer since September 2022. Previously, he served as our Chief Executive Officer for seven years, as the Company developed and launched its first product, the CellFX System. Mr. Uecker has over 25 years of experience in the medical device field. From January 2014 to September 2015, Mr. Uecker was the President and Chief Operating Officer of Progyny, Inc., a company that developed Eeva™, the world’s first automated time-lapse system for embryo selection during in-vitro fertilization. From June 2009 to January 2014, Mr. Uecker was the Chief Executive Officer and President as well as a Director of Gynesonics, Inc., a company that developed a novel medical device for the treatment of symptomatic uterine fibroids using ultrasound guided radiofrequency ablation. Prior to that, Mr. Uecker served in a variety of executive level roles, including as a Senior Vice President at CyperHeart, Inc. (June 2008 to June 2009), a company that developed an external beam radiation platform for the treatment of heart arrhythmias, a Senior Vice President at Conceptus, Inc. (May 2007 to June 2008), and as Chief Technology Officer at RITA Medical Systems, Inc. (January 2004 to January 2007), a medical device oncology company focused on ablative therapies. Mr. Uecker holds a M.S. degree in Electrical and Computer Engineering from the University of California at Santa Barbara.

Mitchell E. Levinson, age 63, was appointed as our Chief Strategy Officer in August 2021 and is responsible for leading the Company’s new product development efforts and advancing our Percutaneous Electrode Program. Mr. Levinson served on our Board of Directors from March 2019 to May 2023 and from January 2015 to November 2017. From October 2018 to August 2022, Mr. Levinson was a board member and Chief Technology Officer of Cerebrotech Medical Systems, Inc., a neurotechnology device company focused on the development of portable neurotechnology solutions that he co-founded in 2010. Mr. Levinson also served as President and Chief Executive Officer of Cerebrotech Medical Systems from December 2010 to October 2018. Prior to 2010, Mr. Levinson was the start-up Chief Executive Officer for Zeltiq Aesthetics Inc. where he became its first employee in 2005 and served as its president and its Chief Executive Officer from September 2005 until September 2009. He continued with Zeltiq as Chief Scientific Officer from September 2009 through December 2010. From March 2000 to September 2005, he served as Vice President of Research and Development of Thermage, Inc. (later renamed Solta Medical Inc.), a company engaged in cosmetic tissue tightening devices. He is the inventor of over 50 issued and numerous pending U.S. patents. Mr. Levinson earned his B.S. in Mechanical Engineering from University of California at San Diego and holds an M.S in Computer Systems from the University of Phoenix.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Manmeet S. Soni (Chair)

Robert W. Duggan
Richard A. van den Broek

Overview of Compensation Program

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to each of our executive officers named in the Compensation Table under “Remuneration of Executive Officers” (the “named executive officers” or “NEOs”) who served during the year ended December 31, 2023. This compensation discussion primarily focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year. We also describe compensation actions taken after the last completed fiscal year to the extent that it enhances the understanding of our executive compensation disclosure. The principles and guidelines discussed herein would also apply to any additional executive officers that the Company may hire in the future.

The Compensation Committee of the Board has responsibility for overseeing, reviewing and approving executive compensation and benefit programs in accordance with the Compensation Committee’s charter. The members of the Compensation Committee are Manmeet Soni, Robert Duggan and Richard van den Broek.

The principal duties and responsibilities of the Compensation Committee include:

●

reviewing, modifying and approving our overall compensation strategy and policies, including: (a) reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate; (b) evaluating and approving, or recommending to the Board for approval, compensation plans and programs advisable for us, including modifications and terminations to those plans and programs; (c) establishing policies with respect to equity compensation arrangements; (d) assessing the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry; and (e) reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangement for our executive officers and other senior management, as appropriate;

●

establishing and approving individual and corporate goals and objectives of our named executive officer and our other executive officers and senior management and evaluating performance of our named executive officer and our other executive officers and senior management, as appropriate, in light of these stated objectives;

●	reviewing and approving the type and amount of compensation to be paid or awarded to Board members; and

●	adopting, amending, administering, and terminating our equity compensation plans, bonus plans, deferred compensation plans, and similar programs.

Since 2016, from time to time, the Compensation Committee has obtained advice from third parties regarding peer group compensation and other attributes of executive compensation. In 2020, the Compensation Committee engaged Compensia as its compensation consultant. During our fiscal year ended on December 31, 2021, the Compensation Committee continued its engagement of Compensia to review our executive and director compensation policies and practices and to conduct a competitive market analysis of executive and director compensation. We engaged Compensia once again in November 2023 to conduct a competitive market analysis of executive compensation. In 2023 and 2024, Compensia provided the following assistance:

●	reviewed and updated the compensation peer group of comparable public companies for purposes of evaluating the compensation levels of our executive officers and non-employee directors;

●	analyzed the compensation levels and practices of the companies in our compensation peer group;

●	reviewed the competitiveness of compensation paid to our executive officers, including base salary, annual cash incentive awards and long-term incentive awards;

●	reviewed and provided input on the design of the annual and long-term incentive compensation programs offered to our executive officers and other members of senior management; and

●

provided ad hoc advice and support, including related to the severance and change of control provisions in our employment agreements, aggregate equity utilization (burn rate and overhang) and broad-based employee cash and equity compensation.

The Compensation Committee does not believe that its relationship with Compensia or the work of Compensia on behalf of the Compensation Committee has raised any conflict of interest.

Generally, the Compensation Committee’s process for setting executive compensation comprises two related elements: (i) the determination of compensation levels; and (ii) the establishment of performance objectives for the current year. The Compensation Committee generally makes adjustments to annual compensation, determines bonuses and equity awards and establishes new performance objectives at one or more meetings held near the beginning of the fiscal year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive officer hires, as well as high-level strategic issues, such as the effectiveness of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

For executive officers other than our Chief Executive Officer, the Compensation Committee solicits and considers such executive officers’ performance evaluations and recommendations submitted to the Compensation Committee by our Chief Executive Officer. In addition, the Compensation Committee conducts an evaluation of the performance of both our Chief Executive Officer and our Chief Technology Officer, as he is also a director of the Company, and determines any adjustments to their compensation as well as awards to be granted. Based on those discussions and the exercise of its discretion, the Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers. For all executive officers and directors, when making its compensation decisions, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, executive officer and director share ownership information, company share performance data, analyses of historical executive officer compensation levels and current company-wide compensation levels and recommendations of Compensia, the Compensation Committee’s compensation consultant, including analyses of executive officer and director compensation paid at the companies comprising the compensation peer group. The Compensation Committee may also form and delegate authority to subcommittees as it deems appropriate.

Executive Compensation

The following is a discussion and analysis of compensation arrangements of our named executive officers. This discussion contains forward looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our named executive officers for fiscal year 2023 were our principal executive officer and our next two most highly compensated executive officers who were serving as executive officers as of December 31, 2023, namely:

●	Kevin P. Danahy, our Chief Executive Officer;

●	Darrin R. Uecker, our Chief Technology Officer and a director; and

●	Mitchell E. Levinson, our Chief Strategy Officer.

In December 2022, the Compensation Committee concluded that none of the Company’s 2022 corporate objectives had been achieved and decided to award no 2022 cash bonuses.

In March 2023, to encourage employee retention through the Company’s change in strategic focus, the Compensation Committee awarded all Company employees, other than our Chief Executive Officer and Chief Technology Officer, a spot bonus equal to 8% of each employee’s base salary. Each of these bonuses was paid in three equal installments on June 30, 2023, September 30, 2023, and December 31, 2023, provided the recipient remained an employee through the applicable payment date.

In September 2023, the Board of Directors awarded $300,000, as a 2023 bonus prepayment, to each of our Chief Executive Officer and Chief Technology Officer in recognition of the Company’s exceptional progress towards successfully completing its 2023 corporate objectives. Thereafter, in December 2023, the Compensation Committee concluded that 100% of the Company’s 2023 corporate objectives had been achieved and decided to award 2023 cash bonuses in full, which bonuses were paid in 2024 other than the prepayments in September 2023.

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, and our next two most highly compensated executive officers, who were serving as executive officers of the Company as of December 31, 2023.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Kevin P. Danahy
Chief Executive Officer	2023	433,333	399,973(2)	—	5,029,724	1,420	5,864,450
	2022	350,038	—	—	1,912,015(3)	1,203	2,263,256

Darrin R. Uecker
Chief Technology Officer and Director	2023	433,333	399,973(2)	—	4,555,302	1,420	5,390,028
	2022	485,909	—	—	—	1,326	487,235

Mitchell E. Levinson
Chief Strategy Officer	2023	369,563	213,582(4)	—	1,109,997	1,420	1,694,562
	2022	360,000	—	—	—	1,338	361,338

(1)

Amounts shown represent the aggregate grant date fair value of the restricted stock units and option awards computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that will be realized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(2)	Reflects prepayment of 2023 bonus potential by the Company’s Board of Directors.
(3)	Reflects Mr. Danahy’s new hire option award and the award he received upon his appointment as our Chief Executive Officer.
(4)	Reflects 2023 retention bonus.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our principal executive officer and our next two most highly compensated executive officers who were serving as executive officers of the Company as of December 31, 2023.

	Option Awards							Stock Awards
Name	Number of securities underlying outstanding options (#)					Option exercise price ($/sh)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable	Unexercisable and Unearned
Kevin P. Danahy	25,000	(1)	—	75,000	(1)	6.41	2/14/2032	—	—	—	—
	—		—	50,000	(1)	6.41	2/14/2032	—	—	—	—
	112,500		—	337,500	(1)	1.53	9/23/2032	—	—	—	—
	50,000		—	50,000	(2)	6.41	2/14/2032	—	—	—	—
	—		—	50,000	(3)	6.41	2/14/2032	—	—	—	—
	—		—	500,000	(3)	6.44	4/29/2033	—	—	—	—
	—		—	200,000	(3)	7.08	7/12/2033	—	—	—	—
	—		—	460,000	(6)	4.38	11/1/2033	—	—	—	—

Darrin R. Uecker	281,534		—	—		4.00	9/20/2025	—	—	—	—
	195,000		—	—		30.99	6/7/2027	—	—	—	—
	187,286		—	—		30.99	6/7/2027	—	—	—	—
	27,375		—	27,375	(2)	24.03	3/22/2031	—	—	—	—
	37,500		—	—	(5)	10.66	5/18/2030	—	—	—	—
	—		—	500,000	(3)	6.44	4/29/2033	—	—	—	—
	—		—	200,000	(3)	7.08	7/12/2033	—	—	—	—
	—		—	330,000	(6)	4.38	11/1/2033	—	—	—	—

Mitchell E. Levinson	20,000		—	—	(2)	18.69	5/20/2031	—	—	—	—
	45,987		—	—	(2)	18.69	5/20/2031	—	—	—	—
	6,201		—	12,404	(2)	21.12	8/19/2031	—	—	—	—
	35,000		—	—	(4)	18.25	3/18/2029	—	—	—	—
	4,716		—	9,434	(2)	21.12	8/19/2031	—	—	—	—
	15,000		—	—	(4)	13.03	5/16/2029	—	—	—	—
	15,901		—	—	(4)	10.66	5/18/2030	—	—	—	—
	20,000		—	—	(4)	10.66	5/18/2030	—	—	—	—
	16,378		—	16,377	(2)	21.12	8/19/2031	—	—	—	—
	8,750		—	26,250	(2)	2.92	3/22/2033	—	—	—	—
	4,425		—	13,275	(2)	8.02	5/8/2033	—	—	—	—
	—		—	100,000	(3)	7.08	7/12/2033	—	—	—	—
	—		—	100,000	(6)	4.38	11/1/2033	—	—	—	—
	2,000		—	—	(5)	5.81	4/17/2033	—	—	—	—

(1)	Grant consisting of 100% time-based vesting option grants.
(2)	Performance-based vesting stock option grants of which a portion of the performance criteria have been achieved.
(3)	Performance-based vesting stock option grants of which no performance criteria have been achieved.
(4)	Board service grants pursuant to the Company's Amended and Restated Outside Director Compensation Policy.
(5)	Fully vested stock option grants.
(6)	Stock options will vest in full automatically upon the earlier to occur of (i) the six (6) year anniversary of the grant date, and (ii) the 1-year anniversary of a Change in Control, as defined by the Company’s 2017 Equity Incentive Plan; provided, however, that no Change in Control shall be found to exist for purposes of vesting of the Awards if the primary purpose of the persons investing in the Company is principally to provide working capital financing, and not to acquire a controlling interest in the Company, notwithstanding whether the sum of such investment, after the financing, equals or exceeds 50% of the ownership of the Company.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 401(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The Compensation Committee did not consider the pay versus performance information presented in this section when making its compensation decisions for either of the years shown. For further information about how we align executive compensation with the Company’s performance, please refer to the Compensation Discussion and Analysis, above. The amounts in the tables below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs.

The following table sets forth the compensation for our principal executive officers (our “PEOs”) and the average compensation for certain of our other NEOs, each as reported in the Summary Compensation Table and with certain adjustments to reflect Compensation Actually Paid (“CAP”), as defined under the SEC rules. The table also provides information with respect to Cumulative Total Shareholder Return (“TSR”) and Net Income.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Summary Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:	Net Loss (in thousands)
					Total Shareholder Return (3)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2023	$12,949,040	$(1,279,489)	$3,779,506	$2,946,661	$51.30	$(42,210)
2022	$1,005,904	$(766,432)	$1,052,964	$(837,429)	$11.61	$(58,505)
2021	$2,286,036	$1,312,304	$1,062,416	$765,510	$62.07	$(63,660)

(1)	Mr. Kevin Danahy, our Chief Executive Officer, was our PEO for 2023. Our non-PEO NEOs for 2023 were Mr. Darrin Uecker, our Chief Technology Officer, and Mr. Mitchell Levinson, our Chief Strategy Officer. Mr. Darrin Uecker was our PEO through September 20, 2022, upon which Mr. Kevin Danahy assumed the role subsequent to his appointment as CEO. Our non-PEO NEO for 2021 was Mr. Mitchell Levinson, and for 2022 it was Messrs. Levinson, Danahy, our Chief Commercial Officer until his appointment as our Chief Executive Officer, and Uecker. The total compensation of Messrs. Danahy and Uecker were pro-rated for their respective periods serving as non-PEO NEO.
(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the PEOs and non-PEO NEOs. The amounts reflect the Summary Compensation Table with certain adjustments as detailed in the table below.

	2023		2022		2021
	PEO	Non-PEO NEO	PEO	Non-PEO NEO	PEO	Non-PEO NEO
Summary Compensation Table ("SCT") Total	$5,864,450	$3,542,295	$1,005,904	$1,052,964	$2,286,036	$1,062,416
(Subtract): Aggregate value for stock awards and option awards included in SCT amounts for the covered fiscal year	$(5,029,724)	$(2,832,649)	$(519,615)	$(1,392,400)	$(1,774,614)	$(930,748)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$4,032,260	$2,267,040	$999,900	$415,914	$954,621	$633,842
(Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$(4,878,900)	$(132,033)	$—	$(842,516)	$—	$—
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$—	$150,324	$—	$—	$—	$—
(Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$(157,125)	$(24,246)	$(94,673)	$(71,392)	$(153,739)	$—
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$(1,110,450)	$(24,069)	$(2,157,948)	$-	$-	$—
	$(1,279,489)	$2,946,661	$(766,432)	$(837,429)	$1,312,304	$765,510

(3)	Total Shareholder Return assumes $100 was invested in our Common Shares on December 31, 2020.

Analysis of the Information Presented in the Pay Versus Performance Tables

We do not link our PEO and NEO compensation to the Company’s financial and stock price performance. Instead we link a significant portion of their compensation to the achievement of key product development milestones.

 For purposes of this disclosure, there were no financial performance measures used to link Company performance to Compensation Actually Paid to our PEOs and non-PEO NEOs in 2023.

All information provided under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Executive Officer Employment Agreements

Employment Agreement with Kevin P. Danahy (Chief Executive Officer)

We entered into an employment agreement with Mr. Danahy on February 9, 2022, when he joined the Company as our Chief Commercial Officer. We then amended Mr. Danahy’s employment agreement on September 20, 2022, when the Board appointed him as our Chief Executive Officer. Mr. Danahy’s employment agreement, as amended, has no specific term and constitutes at-will employment. His current annual base salary is $525,000. Presently, Mr. Danahy is eligible for an annual target bonus equal to 70% of his annual base salary, subject to achievement of performance objectives. Mr. Danahy is also eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Mr. Danahy’s original employment agreement provided him the right to receive an option to purchase up to 300,000 shares of our common stock (the “Danahy Start Date Option”). On September 20, 2022, Mr. Danahy and the Company entered into an amendment agreement (the “Danahy Amendment”), pursuant to which he received an additional option to purchase up to 450,000 shares of our common stock (the “Danahy CEO Option”). Under Mr. Danahy’s employment agreement, as amended, the Danahy Start Date Option will vest according to the following schedule provided he continues to provides services to the Company as a Service Provider, as defined by the Company’s equity plans, through each such vesting date: (a) 1/3 of the option shares granted (100,000 option shares) will vest in four equal installments on each of the first four annual anniversaries of his Start Date, i.e., February 9, 2022, (b) 1/3 of the option shares (100,000 option shares) will vest upon the achievement of performance objectives established in good faith by the Compensation Committee, with vesting targets set at 25% (i.e., 25,000 option shares each) on each of the first four annual anniversaries of the Start Date, (c) 1/6 of the option shares (50,000 option shares) will vest in two equal installments on each of the third and fourth annual anniversaries of the Start Date, and (d) 1/6 of the option shares (50,000 option shares) will vest upon in two equal installments on each of the third and fourth annual anniversaries of the Start Date upon the achievement of performance objectives established in good faith by the Compensation Committee. In contrast, the Danahy CEO Option has time-based vesting provisions and will vest in equal installments over four years on each anniversary of the amendment date, subject to his continuing service to the Company. However, pursuant to his employment agreement, if Mr. Danahy’s employment is involuntary terminated within twelve months following a Company “change of control,” as such term is defined in his applicable option agreements, 100% of his unvested equity awards then outstanding will fully vest and become exercisable. If his employment is involuntarily terminated not in connection with a Company change of control, then the vesting of his outstanding equity awards that would normally vest over the following twelve-month period will immediately accelerate and fully vest prior to his termination.

If we terminate Mr. Danahy’s employment other than for “cause,” death, or disability or if he resigns for “good reason,” as defined in his employment agreement, then, subject to his execution of a release of claims in our favor and Mr. Danahy’s compliance with certain restrictive covenants set forth in his employment agreement Mr. Danahy is entitled to receive (i) continuing payments of his then-current base salary for a period of twelve months following his termination of employment, less applicable withholdings, (ii) accelerated vesting as to that portion of his then outstanding and unvested options that would have vested had he remained an employee for twelve months following his termination date, or accelerated vesting of 100% of his unvested options if he is involuntarily terminated within twelve months following a Company “change of control,” as defined by his employment agreement, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Danahy and his respective dependents until the earlier of (A) Mr. Danahy or his eligible dependents become covered under similar plans, or (B) the date upon which Mr. Danahy ceases to be eligible for coverage under COBRA.

As defined in Mr. Danahy’s employment agreement, as amended, “cause” means Mr. Danahy’s (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii)  gross misconduct, (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Danahy owes an obligation of nondisclosure as a result of Mr. Danahy relationship with the Company; (iv) willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v)  continued failure to perform his employment duties after Mr. Danahy has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Mr. Danahy has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

As defined in Mr. Danahy’s employment agreement, as amended, “good reason” means Mr. Danahy’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Danahy’s express written consent: (i) the assignment to Mr. Danahy of any duties beyond the generally recognized scope of employment of a company chief executive officer or the reduction of Mr. Danahy’s duties or the removal of Mr. Danahy from his position and responsibilities as chief executive officer, either of which must result in a material diminution of Mr. Danahy’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if Mr. Danahy is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “good reason”; (ii) a material reduction in Mr. Danahy’s base salary (except where there is a reduction applicable to the management team generally of not more than 10% of Mr. Danahy’s base salary); or (iii) a material change in the geographic location of Mr. Danahy’s primary work facility or location; provided, that a relocation of less than 50 miles from Mr. Danahy’s then present work location will not be considered a material change in geographic location. Mr. Danahy will not resign for good reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “good reason” have not been cured during such cure period.

In the event any payment to Mr. Danahy pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Danahy will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Mr. Danahy has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Employment Agreement with Darrin R. Uecker (Chief Technology Officer)

We entered into an employment agreement with Mr. Uecker on September 8, 2015, when he joined the Company as our President and Chief Executive Officer. We then amended Mr. Uecker’s employment agreement on October 5, 2016, in advance of our initial public offering of shares. We again amended Mr. Uecker’s employment agreement on September 20, 2022, when the Board appointed him as our Chief Technology Officer, so that he could focus his efforts on new product development in cardiology. Mr. Uecker’s employment agreement, as amended, has no specific term and constitutes at-will employment. His current annual base salary is $525,000. Presently, Mr. Uecker is eligible for an annual target bonus equal to 70% of his annual base salary, subject to achievement of performance objectives. Mr. Uecker is also eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Mr. Uecker’s employment agreement provided him the right to receive an option to purchase shares of our common stock equal to 3% of our fully diluted equity as of September 8, 2015 (the “Uecker Start Date Option”), and the right to receive an option to purchase shares of our common stock subsequent to the completion of the then planned IPO such that, including the Uecker Start Date Option, Mr. Uecker would hold options to purchase shares equal to 3% of our post-IPO fully diluted equity (the “IPO Option”). On October 5, 2016, Mr. Uecker and our Company entered into an amendment agreement (the “Uecker Amendment”), pursuant to which Mr. Uecker agreed to forgo receipt of the IPO Option until our stockholders approve a new equity incentive plan or an increase in the number of shares available under our 2015 Equity Incentive Plan. Pursuant to the Uecker Amendment, in exchange for Mr. Uecker forgoing receipt of the IPO Option, Mr. Uecker received (i) an option grant to purchase 187,286 shares of our common stock, which is a number of shares equal to the number of shares he would have been entitled to receive upon completion of the IPO, and (ii) a restricted stock grant with a grant date fair value equal to the product of (A) (i) the exercise price per share of the deferral grant, less (ii) $4.00 per share, multiplied by (B) 187,286. In the event of a change in control that precedes the aforementioned option grant while Mr. Uecker is still an employee of our Company, Mr. Uecker would be entitled to receive a cash bonus equal to the consideration he would have received as a holder of a vested option to purchase 187,286 shares of our common stock at an exercise price of $4.00 per share. Pursuant to Mr. Uecker’s employment agreement, if we experience a change of control, as such term is defined in Mr. Uecker’s applicable option agreement, and Mr. Uecker remains an employee through the date of such change of control, the Uecker Start Date Option and IPO Option, to the extent outstanding and unvested, will fully vest and become exercisable. The Uecker Start Date Option and IPO Option will be exercisable for a 10-year period after the start date of employment.

If we terminate Mr. Uecker’s employment other than for “cause,” death, or disability or if he resigns for “good reason,” as defined in his employment agreement, then, subject to his execution of a release of claims in our favor and Mr. Uecker’s compliance with certain restrictive covenants set forth in his employment agreement Mr. Uecker is entitled to receive (i) continuing payments of Mr. Uecker’s then-current base salary for a period of 12 months following his termination of employment, less applicable withholdings, (ii) accelerated vesting as to that portion of Mr. Uecker’s then outstanding and unvested options that would have vested had Mr. Uecker remained an employee for twelve months following his termination date, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Uecker and his respective dependents until the earlier of (A) Mr. Uecker or his eligible dependents become covered under similar plans, or (B) the date upon which Mr. Uecker ceases to be eligible for coverage under COBRA.

As defined in Mr. Uecker’s employment agreement, as amended, “cause” means Mr. Uecker’s (i) conviction of, or plea of nolo   contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii)  gross misconduct, (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Uecker owes an obligation of nondisclosure as a result of Mr. Uecker relationship with the Company; (iv) willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v)  continued failure to perform his employment duties after Mr. Uecker has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Mr. Uecker has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

As defined in Mr. Uecker’s employment agreement, as amended, “good reason” means Mr. Uecker’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Uecker’s express written consent: (i) the assignment to Mr. Uecker of any duties beyond the generally recognized scope of employment of a company chief technology officer or the reduction of Mr. Uecker’s duties or the removal of Mr. Uecker from his position and responsibilities as chief techology officer, either of which must result in a material diminution of Mr. Uecker’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if Mr. Uecker is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “good reason”; (ii) a reduction in Mr. Uecker’s base salary (except where there is a reduction applicable to the management team generally of not more than 10% of Mr., Uecker’s base salary); or (iii) a material change in the geographic location of Mr. Uecker’s primary work facility or location; provided, that a relocation of less than 50 miles from Mr. Uecker’s then present work location will not be considered a material change in geographic location. Mr. Uecker will not resign for good reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “good reason” have not been cured during such cure period.

In the event any payment to Mr. Uecker pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Uecker will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Mr. Uecker has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Employment Agreement with Mitchell E. Levinson (Chief Strategy Officer)

We entered into an employment agreement with Mr. Levinson on August 19, 2021, when he joined the Company as our Chief Strategy Officer. The employment agreement has no specific term and constitutes at-will employment. Mr. Levinson’s current annual base salary is $389,380. Presently, Mr. Levinson is eligible for an annual target bonus equal to 50% of his annual base salary, prorated for the year of hire, subject to achievement of performance objectives set and measured in the good faith of our board of directors. Mr. Levinson is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Immediately prior to his appointment as an executive officer, Mr. Levinson resigned from our board of director’s Sciences and Technology Committee and Compensation Committee, and the Science and Technology Committee has since been dissolved. Mr. Levinson continues to serve as a Company director, however, because he is no longer considered to be an independent director, he no longer receives compensation for his board service.

Mr. Levinson’s employment agreement provided him the right to receive an option to purchase up to 65,510 shares of our Common (the “Levinson Start Date Option”). The Levinson Start Date Option is exercisable for a 10-year period after the start date of employment. Subject to certain accelerated vesting provisions as described herein, the options provided by the Levinson Start Date Option will vest as follows: (a) 50% of the option shares granted (32,755 option shares) will vest in three equal installments (10,918 option shares) on the second, third and fourth anniversary of the start date and (b) 50% of the option shares (32,755 option shares) will vest upon the achievement of performance objectives established in good faith by the Compensation Committee of the board of directors, with vesting targets set at 25% (8,188 option shares) on each annual anniversary of the Start Date. All vesting is subject to Mr. Levinson’s continuing to be a Service Provider (as defined in our 2017 Equity Incentive Plan) through each applicable vesting date and vesting target achievement determination date.

If we terminate Mr. Levinson’s employment other than for “cause,” death, or disability or if he resigns for “good reason” as defined in his employment agreement, then, subject to his execution of a release of claims in our favor and Mr. Levinson’s compliance with certain restrictive covenants set forth in his employment agreement, Mr. Levinson is entitled to receive (i) continuing payments of Mr. Levinson’s then-current base salary for a period of 6 months following his termination of employment (3 months if the involuntary termination or resignation for good reason occurs within less than one year from the start date), less applicable withholdings, (ii) Mr. Levinson’s annual target bonus for the year of termination, prorated for the portion of the year served assuming 100% achievement, , (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Levinson and his respective dependents until the earlier of (A) Mr. Levinson or his eligible dependents become covered under similar plans, or (B) the date upon which Mr. Levinson ceases to be eligible for coverage under COBRA, and (iv) accelerated vesting as to that portion of Mr. Levinson’s then outstanding and unvested options that would have vested had he remained an employee for twelve months following his termination date, except in the event of involuntary termination following a Company change of control. If the involuntary termination occurs within the twelve (12) month period following a Company change of control, then (i) if the employment term as of the date of such termination is less than one year from the Start Date, then 50% of the unvested portion of Mr. Levinson’s then outstanding equity awards will immediately vest prior to his termination, and (ii) if the employment term as of the date of such termination is one year or more from the start date, then the unvested portion of Mr. Levinson’s then outstanding equity awards will immediately vest prior to his termination.

As defined in his employment agreement, “cause” means Mr. Levinson’s (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) gross misconduct, (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company; (iv) willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v) his continued failure to perform his employment duties after he has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that he has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within thirty (30) business days after receiving such notice.

As defined in his employment agreement, “good reason” means Mr. Levinson’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without his express written consent: (i) the assignment to Mr. Levinson of any duties beyond the generally recognized scope of employment of a company Chief Strategy Officer or the reduction of his duties or the removal of Mr. Levinson from his position and responsibilities as Chief Strategy Officer, either of which must result in a material diminution of his authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if the he is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) a reduction in Mr. Levinson’s base salary (except where there is a reduction applicable to the management team generally of not more than 10% of Executive’s base salary); or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then present work location will not be considered a material change in geographic location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and providing a cure period of not less than thirty (30) days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

In the event any payment to Mr. Levinson pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Levinson will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Mr. Levinson has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Equity Compensation Plan Information

The following table presents information about our equity compensation plans as of December 31, 2023:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders(1)	8,749,143	8.93	1,457,133
Equity compensation plans not approved by security holders(2)	700,893	10.04	1,249,126

(1)

Includes the following plans: the 2017 Equity Incentive Plan (the “Equity Incentive Plan”) and the 2017 Employee Stock Purchase Plan (the “ESPP”). Our Equity Incentive Plan provides that the number of shares available for issuance thereunder will be increased on the first day of each fiscal year beginning with the 2018 fiscal year in an amount equal to the least of (i) 1,200,000 shares, (ii) 4% of the outstanding shares of our common stock as of December 31 of the immediately preceding year, or (iii) such number of shares as determined by our Board of Directors. On January 1, 2023, the number of shares available for issuance under the Equity Incentive Plan increased by 1,200,000 shares pursuant to these provisions and, on December 19, 2023, the number of shares available for issuance under the Equity Incentive Plan increased by 1,375,000 shares pursuant to a special stockholder vote. These increases are reflected in the table above.  On January 1, 2024, the number of shares available for issuance under the Equity Incentive Plan increased by an additional 1,200,000 shares pursuant to the Equity Incentive Plan’s provisions. This increase is not reflected in the table above. Our ESPP provides that the number of shares available for issuance thereunder will be increased on the first day of each fiscal year beginning with the 2018 fiscal year in an amount equal to the least of (i) 450,000 shares, (ii) 1.5% of the outstanding shares of our common stock as of December 31 of the immediately preceding year, or (iii) such number of shares as determined by our Board of Directors. In December 2022, our Board of Directors elected not to permit an increase to the number of shares available for issuance under our ESPP. However, on January 1, 2024, the number of shares available for issuance under the ESPP increased by 450,000 shares pursuant to the ESPP’s provisions.

(2)

Consists of the Company’s 2017 Inducement Equity Incentive Plan (the “Inducement Plan”), which was adopted by our Board of Directors. We initially reserved 1,000,000 shares of our common stock for issuance pursuant to equity awards granted under the Inducement Plan. On May 20, 2021, the Board approved an amendment to the Inducement Plan to increase the number of shares reserved for issuance by an additional 1,000,000 shares. This increase is reflected in the table above. In March 2024, the Board approved a second amendment to the Inducement Plan to reserve an additional 2,000,000 shares of the Company’s common stock for issuance pursuant to the Inducement Plan. This increase is not reflected in the table above.

AUDIT COMMITTEE REPORT

The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Our Audit Committee is composed of “independent” directors, as determined in accordance with Nasdaq Stock Market’s Rules and Rule 10A-3 of the Exchange Act. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on our website at www.pulsebiosciences.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing the independent auditor’s qualifications and independence, the performance and scope of independent audit procedures performed on our financial statements and internal control, and management’s process for assessing the adequacy of our system of internal control. Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal control over financial reporting, and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has:

●	reviewed and discussed our audited financial statements with management and Deloitte & Touche LLP, the independent auditors;

●	discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

●

received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and discussed with the auditors their independence; and

●	discussed with Deloitte & Touche LLP critical audit matters included in their audit opinion.

In addition, the Audit Committee has regularly met separately with management and with Deloitte & Touche LLP, and further to the matters specified above, has discussed with Deloitte & Touche LLP the overall scope, plans, and estimated costs of its audit. The Audit Committee met with Deloitte & Touche LLP periodically to discuss the results of their examinations, the overall quality of our financial reporting, and their reviews of the quarterly financial statements.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the  year ended December 31, 2023 for filing with the SEC.

Members of the Audit Committee

Manmeet S. Soni (Chair)

Shelley D. Spray

Richard A. van den Broek

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors and other persons who beneficially own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and reports of changes in ownership of shares and other equity securities. Such executive officers and directors and other persons who beneficially own more than 10% of a registered class of our equity securities are required by the SEC to furnish us with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on our review of such forms furnished to us or written representations provided to us by the reporting person, we are aware of no late Section 16(a) reports required to be filed by our executive officers, directors and other persons who beneficially own more than 10% of a registered class of our equity securities in the year ended December 31, 2023 other than: (i) in May 2023, Mr. Levinson filed the Form 4 reporting his receipt of a fully vested option for 2,000 shares a few days late, (ii) in June 2023, Mr. Levinson filed the Form 4 reporting his warrant exercise a few days late; and (iii) in May 2023, the Forms 4 reporting the Board retainer options were reported a few days late.

Stockholder Proposals

Stockholder Proposals for 2025 Annual Meeting

The Nominating and Corporate Governance Committee’s Policies and Procedures for Director Candidates sets out that the Nominating and Corporate Governance Committee will consider recommendations for candidates to the Board of Directors from stockholders holding at least ten percent (10%) of the fully diluted capitalization of the Company continuously for at least twenty-four (24) months prior to the date of the submission of the recommendation.

The submission deadline for stockholder proposals to be included in our proxy materials for the 2025 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 15, 2024 except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2025 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2025 Annual Meeting

Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders in accordance with the requirements of our bylaws as in effect from time to time. For the 2025 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545, not later than the close of business on the 45th day nor earlier than the close of business on the 75th day before the one-year anniversary of the date on which we first mailed proxy materials or a notice of availability of proxy materials (whichever is earlier) for the previous year’s annual meeting. However, if the 2024 annual meeting of stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the 2022 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2025 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2025 annual meeting of stockholders, or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our bylaw provisions for additional information and requirements. A copy of our current bylaws is being filed with this Annual Report on Form 10-K for the year ended December 31, 2023 and may be obtained by writing to our Corporate Secretary at the address listed in our proxy materials.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to, or wish to begin, householding may notify our Investor Relations Department at IR@pulsebiosciences.com or Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Fiscal Year 2023 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2023 are included in our Annual Report on Form 10-K. Our Annual Report and this Proxy Statement are posted on our website at www.pulsebiosciences.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Notice and Access

As required by SEC rules, we are making this Proxy Statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition, we are using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on or about April 25, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders containing instructions about how to access this Proxy Statement and Pulse Biosciences’ Annual Report via the Internet, how to vote online, by telephone, or by mail, and how to receive paper copies of the documents and a proxy card. We believe that this process will provide a convenient, economic and environmentally friendly way to access the proxy materials and authorize a proxy to vote your shares.

*     *     *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, requested to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Hayward, California

April 2024

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PLSE2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V45543-P10655 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PULSE BIOSCIENCES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Robert W. Duggan	☐	☐	☐
1b. Manmeet S. Soni	☐	☐	☐
1c. Darrin R. Uecker	☐	☐	☐
1d. Richard A. van den Broek	☐	☐	☐
1e. Mahkam Zanganeh, D.D.S.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V45544-P10655

PULSE BIOSCIENCES, INC.
Annual Meeting of Stockholders
June 6, 2024 8:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin P. Danahy and Darrin R. Uecker, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of PULSE BIOSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on June 6, 2024 at 8:00 a.m. Pacific Time via live audio webcast by visiting www.virtualshareholdermeeting.com/PLSE2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side